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                                                                 EXHIBIT 4(A)(1)
                               ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT dated this 1st day of January, 1999 (the"Agreement"), between FRANK RUSSELL INVESTMENT COMPANY, a Massachusetts business trust hereinafter called the "Trust" and FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY, a Washington Corporation hereinafter called the "Manager."

WHEREAS, the Trust has been organized by and at the expense of a company affiliated with the Manager and operates as an investment company of the "series" type registered under the Investment Company Act of 1940 ("1940 Act") for the purpose of investing and reinvesting its assets in portfolios of securities, each of which has distinct investment objectives and policies (each distinct portfolio being referred to herein as a "Sub-Trust"), as set forth more fully in its Master Trust Agreement, its By-Laws and its Registration Statements under the 1940 Act and the Securities Act of 1933, all as heretofore amended and supplemented; and the Trust desires to avail itself of the services, information, advice, assistance, and facilities of a manager and to have a manager perform for it various statistical, research, money manager selection, investment management, and other services; and

WHEREAS, the Manager is registered as an investment adviser under the Investment Adviser's Act of 1940 and will engage in the business of rendering investment advice, counseling, money manager recommendation, and supervisory services to investment consulting clients; and the Manager and its affiliated corporations have undertaken the initiative and expense of organizing the Trust in order to have a means to commingle assets for certain investors to have access to and utilize the "Multi-Style, Multi-Manager" method of investment and to provide services to the Trust in consideration of and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, Trust and the Manager agree as follows:

1. Employment of the Manager.  The Trust hereby employs the Manager to manage
   -------------------------
   the investment and reinvestment of the Trust's assets and to act as a discretionary Money Manager to certain of the Sub-Trusts in the manner set forth in Section 2(B) of this Agreement, subject to the direction of the Board of Trustees and the officers of the Trust, for the period, in the manner, and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way.

2. Obligations of and Services to be Provided by the Manager.  The Manager
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   undertakes to provide the services hereinafter set forth and to assume the following obligations:
   A. [Reserved]

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  B. Investment Management Services.

     (1) The Trust intends to appoint one or more persons or companies ("Money Manager[s]") for each of the Sub-Trusts or segments thereof, and each Money Manager shall have full investment discretion and shall make all determinations with respect to the investment of a Sub-Trust's assets assigned to the Money Manager and the purchase and sale of portfolio securities with those assets, and such steps as may be necessary to implement its decision. The Manager shall not be responsible or liable for the investment merits of any decision by a Money Manager to purchase, hold, or sell a security for a Sub-Trust portfolio.

     (2) The Manager shall, subject to and in accordance with the investment objectives and policies of the Trust and each Sub-Trust and any directions which the Trust's Board of Trustees may issue to the Manager, have: (i) overall supervisory responsibility for the general management and investment of the Trust's assets and securities portfolios; and (ii) full investment discretion to make all determinations with respect to the investment of Sub-Trust assets not assigned to a Money Manager.

     (3) The Manager shall develop overall investment programs and strategies for each Sub-Trust, or segments thereof, shall revise such programs as necessary, and shall monitor and report periodically to the Board of Trustees concerning the implementation of the programs.

     (4) The Manager shall research and evaluate Money Managers and shall advise the Board of Trustees of the Trust of the Money Managers which the Manager believes are best suited to invest the assets of each Sub-Trust; shall monitor and evaluate the investment performance of each Money Manager employed by the Trust; shall determine the portion of each Sub-Trust's assets to be managed by each Money Manager; shall recommend changes or additions of Money Managers when appropriate; shall coordinate the investment activities of the Money Managers; and acting as a fiduciary for the Trust shall compensate the Money Managers.

     (5) The Manager shall render to the Trust's Board of Trustees such periodic reports concerning the Trust's and Sub-Trust's business and investments as the Board of Trustees shall reasonably request.

  C. Use of Frank Russell Company Research.

     The Manager is hereby authorized and expected to utilize the research and other resources of Frank Russell Company, its corporate parent, or any predecessor organization, in providing the Investment Management Services specified in Subsection "B," above. Neither the Manager nor the Trust shall be obligated to pay any fee to Frank Russell Company for these services.

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   D. Provision of Information Necessary for Preparation of Securities
      Registration Statements, Amendments and Other Materials.

      The Manager will make available and provide financial, accounting, and statistical information required by the Trust for the preparation of registration statements, reports, and other documents required by federal and state securities laws, and with such information as the Trust may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Trust's shares.

   E. Other Obligations and Services.

      The Manager shall make available its officers and employees to the Board of Trustees and officers of the Trust for consultation and discussions regarding the management of the Trust and its investment activities.

3. Execution and Allocation of Portfolio Brokerage Commissions.  The Manager or
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   the Money Managers, subject to and in accordance with any directions which the Trust's Board of Trustees may issue from time to time, shall place, in the name of the Trust, orders for the execution of the Sub-Trusts' portfolio transactions. When placing such orders, the primary objective of the Manager and Money Managers shall be to obtain the best net price and execution for the Trust, but this requirement shall not be deemed to obligate the Manager or a Money Manager to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The Trust recognizes that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish "brokerage and research services" (as defined in Section 28(e) (3) of the Securities Exchange Act of 1934) or statistical quotations and other information to the Trust, the Manager and/or the Money Managers in accord with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so and so long as the Board determines as a matter of general policy that the Trust will benefit, directly or indirectly, by doing so, the Manager or a Money Manager may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of brokerage and research services provided by that broker. Accordingly, the Trust and the Manager agree that the Manager and the Money Managers shall select brokers for the execution of the Sub-Trusts' portfolio transactions from among:

   A. Those brokers and dealers who provide brokerage and research services, or statistical quotations and other information to the Trust, specifically including the quotations necessary to determine the Trust's net assets, in such amount of total brokerage as may reasonably be required in light of such services;

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

   B. Those brokers and dealers who supply brokerage and research services to the Manager and/or its affiliated corporations, or the Money Managers, which relate directly to portfolio securities, actual or potential, of the Trust, or which place the Manager or Money Managers in a better position to make decisions in connection with the management of the Trust's assets and portfolios, whether or not such data may also be useful to the Manager and its affiliates, or the Money Managers and their affiliates, in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required; and

   C. Frank Russell Securities, Inc., an affiliate of Manager, when the Manager or Money Manager has determined that the Trust will receive competitive execution, price, and commissions. The Manager shall render regular reports to the Trust, not more frequently than quarterly, of how much total brokerage business has been placed with Frank Russell Securities, Inc., and the manner in which the allocation has been accomplished.

      The Manager agrees and each Money Manager will be required to agree, that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Managers' or Money Managers' primary duty to obtain the best net price and execution for the Trust.

4. Expenses of the Trust.  It is understood that the Trust will pay all its
   ---------------------
   expenses other than those expressly assumed by the Manager herein, which expenses payable by the Trust shall include:

   A. Fees for the services of the Money Managers;

   B. Expenses of all audits by independent public accountants;

   C. Expenses of transfer agent, registrar, dividend disbursing agent, and shareholder recordkeeping services;

   D. Expenses of custodial services including recordkeeping services provided by the Custodian;

   E. Expenses of obtaining quotations for calculating the value of the Trust's net assets;

   F. Expenses of obtaining Portfolio Activity Reports and Analyses of International Management reports for each portfolio of each Sub-Trust;

   G. Expenses of maintaining each Sub-Trust's tax records;

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   H. Salaries and other compensation of any of the Trust's executive officers and employees, if any, who are not officers, directors, stockholders, or employees of the Manager;

   I. Taxes levied against the Trust;

   J. Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Trust;

   K. Costs, including the interest expense, of borrowing money;

   L. Costs and/or fees incident to meetings of the Trust, the preparation and mailings of prospectuses and reports of the Trust to its Shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust's existence, and the registration of shares with federal and state securities authorities;

   M. Legal fees, including the legal fees related to the registration and continued qualification of the Trust shares for sale;

   N. Costs of printing stock certificates representing shares of the Trust;

   O. Trustees' fees and expenses to trustees who are not officers, employees, or stockholders of the Manager or any of its affiliates;

   P. The Trust's pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

   Q. Association membership dues; and

   R. Extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Trust to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto.

5. Activities and Affiliates of the Manager.
   ----------------------------------------

   A. The services of the Manager and its affiliated corporations to the Trust hereunder are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others.

      (1) The Manager and its affiliated corporations shall use the same skill and care in the management of the Sub-Trust's portfolios as they use in the administration of other accounts to which they provide asset management consulting and manager selection services, but they shall not be obligated to give the Trust more favorable or preferential treatment vis-a-vis their other clients.

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      (2) The Trust expressly recognizes that Frank Russell Trust Company
          ("Trust Company"), a corporation affiliated with the Manager, is also a client of a corporation affiliated with the Manager and receives substantially the same portfolio structuring and money manager selection services from the affiliate as does the Trust; that Trust Company has, or may have, commingled investment funds with substantially the same investment objectives, strategies, and programs as the Trust; that the Trust was organized by and at the expense of a corporation affiliated with the Manager for the express purpose of offering the same type of investment management services to the Trust's shareholders, at least some of whom could not obtain these services through Trust Company, as Trust Company provides to its trust customers; and that over time Trust Company and the Trust may utilize some of the same money managers and have similar portfolio securities holdings.

   B. Subject to and in accordance with the Master Trust Agreement (as defined below) and By-Laws of the Trust and to Section 10(a) of the 1940 Act, it is understood that Trustees, officers, agents, and shareholders of the Trust are or may be interested in the Manager or its affiliates directors, agents, or shareholders of the Manager or its affiliates; that directors, officers, agents, and shareholders of the Manager or its affiliates are or may be interested in the Trust as Trustees, officers, agents, shareholders, or otherwise; that the Manager or its affiliates may be interested in the Trust as shareholders or otherwise; and that the effect of any such interests shall be governed by said Master Trust Agreement, By-Laws, and the 1940 Act.

6. Compensation of the Manager.
   ---------------------------

   A. As consideration for the Manager's services to the following Sub-Trusts, the Manager shall receive from each of these Sub-Trusts an annual management fee, accrued daily at the rate of 1/365th of the applicable management fee and payable following the last day of each month, of the following annual percentages of each Sub-Trust's average daily net assets during the month:

          Diversified Equity                 .73%
          Special Growth                     .90%
          Equity Income                      .75%
          Quantitative Equity                .73%
          Diversified Bond                   .40%
          Volatility Constrained Bond        .45%
          International Securities           .90%
          Multistrategy Bond                 .60%
          Tax Free Bond                      .30%
          U.S. Government Money Market       .20%
          Tax Free Money Market              .20%
          Real Estate Securities             .80%

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
          Emerging Markets                                  1.15%
          Money Market                                       .20%
          Equity I                                           .55%
          Equity II                                          .70%
          Equity III                                         .55%
          Equity Q                                           .55%
          International                                      .70%
          Fixed Income I                                     .25%
          Fixed Income II (to be renamed Short-Term Bond)    .45%
          Fixed Income III                                   .50%
          Equity T                                           .70%
          Aggressive Strategy                                .20%
          Balanced Strategy                                  .20%
          Moderate Strategy                                  .20%
          Conservative Strategy                              .20%
          Equity Balanced Strategy                           .20%

      From this management fee, the Manager shall compensate the Money Managers as a fiduciary of the Trust.

   B. When a Sub-Trust holds cash, securities or other investment assets which are not treated as net assets of the Sub-Trust for the purpose of determining the net asset value per share of such Sub-Trust, the Manager may receive an additional annual fee, accrued daily at the rate of 1/365th of the fee and payable following the last day of each month, of 0.07% of the value of such assets for the exercise of investment supervision over such assets.

7. Liabilities of the Manager.
   --------------------------

   A. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder or on the part of the Manager or its corporate affiliates, the Manager and its corporate affiliates shall not be subject to liability to the Trust or to any Shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security.

   B. No provision of this Agreement shall be construed to protect any trustee or officer of the Trust, or the Manager and its corporate affiliates, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

8. Renewal and Termination.
   -----------------------

   A. This Agreement shall become effective on and as of January 1, 1999 and shall continue in effect as to each Sub-Trust until April 30, 2000. The Agreement is renewable annually thereafter for successive one-year periods
      (a) by a vote of a majority of the Trustees of the Trust, or (b) as to any Sub-Trust, by a vote of a

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       majority of the outstanding voting securities of that Sub-Trust, and in either case by a majority of the Trustees who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as Trustees of the Trust) cast in person at a meeting called for purposes of voting on the Agreement; provided, however, that if the
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       shareholders of any one or more Sub-Trusts fail to approve the Agreement as provided herein, the Manager may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and Rules and Regulations thereunder.

    B. This Agreement:

       (a) May at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or, as to any Sub-Trust, by vote of a majority of the outstanding voting securities of the Sub-Trust, on 60 days' written notice to the Manager;

       (b) Shall immediately terminate in the event of its assignment; and

       (c) May be terminated by the Manager on 60 days' written notice to the Trust.

    C. As used in this Section 8, the terms of "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth for any such terms in the 1940 Act.

    D. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed postpaid, to the other party at any office of such party.

9.  Severability.  If any provision of this Agreement shall be held or made
    ------------
    invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

10. Reservation of Name.  The parties hereto acknowledge that Frank Russell
    -------------------
    Company has reserved the right to grant the non-exclusive use of the name "Frank Russell," or any derivative thereof, to any other investment company, investment advisor, distributor or other business enterprise, and to withdraw from the Trust the use of the name "Frank Russell." In the event that Frank Russell Company should elect to withdraw the use of the name "Frank Russell" from the Trust, the Trust will submit the question of continuing this Agreement to a vote of its Shareholders.

11. Limitation of Liability.  The Master Trust Agreement dated July 26, 1984, as
    -----------------------
    amended from time to time, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name Frank Russell Investment Company means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the Shareholders, Trustees, officers,

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    employees, or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

Attest:                                      FRANK RUSSELL INVESTMENT COMPANY


/s/ Karl J. Ege                              By:  /s/ Lynn L. Anderson
----------------------------------                ------------------------------
Karl J. Ege, Secretary                            Lynn L. Anderson, President


Attest:                                      FRANK RUSSELL INVESTMENT
                                             MANAGEMENT COMPANY


/s/ Karl J. Ege                              By:  /s/ Eric A. Russell
----------------------------------                ------------------------------
Karl J. Ege, Secretary                            Eric A. Russell, President

FRANK RUSSELL COMPANY agrees to provide consulting services without charge to the Investment Company upon the request of the Board of Trustees or officers of the Trust, or upon the request of manager pursuant to Section 2(C).

Attest:                                      FRANK RUSSELL COMPANY


/s/ Karl J. Ege                              By:  /s/ Michael J. A. Phillips
----------------------------------                ------------------------------
Karl J. Ege, Secretary                            Michael J. A. Phillips,
                                                  President

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